EXHIBIT 10.3

                          THE OHIO VALLEY BANK COMPANY
                          DIRECTOR RETIREMENT AGREEMENT


     THIS DIRECTOR RETIREMENT AGREEMENT (the "Agreement") is adopted this 16th day of March, 2004, by and between THE OHIO VALLEY BANK COMPANY, a state-chartered commercial bank located in Gallipolis, Ohio (the "Bank") and BRENT A. SAUNDERS (the "Director"). The purpose of this Agreement is to encourage the Director to remain a member of the Bank's Board of Directors. This Agreement shall be unfunded for tax purposes.

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 "Accrual Balance" means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles ("GAAP"), for the Bank's obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 ("APB 12") as amended by Statement of Financial Accounting Standards Number 106 ("FAS 106") and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported annually by the Bank to the Director.

1.2 "Beneficiary" means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.3 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4 "Board" means the Board of Directors of the Bank as from time to time constituted.

1.5  "Code" means the Internal Revenue Code of 1986, as amended.

1.6 "Compensation" means the total fees payable to the Director during a Plan Year.

1.7 "Disability" means Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement
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     benefits  for a period  of not less  than 3 months  under an  accident  and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of Social Security Administration's or the provider's determination.

1.8 "Discount Rate" means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent (6%). However, the Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9 "Early Termination" means Separation from Service before Normal Retirement Age for reasons other than death, Disability or Termination for Cause.

1.10 "Effective Date" means November 1, 2001.

1.11 "Normal Retirement Age" means the Annual Meeting of Shareholders following the calendar year in which the Director attains the age of seventy (70).

1.12 "Normal Retirement Date" means the later of the Normal Retirement Age or Separation from Service.

1.13 "Plan Administrator"  means the plan administrator  described in Article 6.

1.14 "Plan Year" means each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on the following December 31.

1.15 "Separation from Service" means the termination of the Director's service with the Bank for reasons other than death or Disability. Whether a Separation form Service takes place is determined based on the facts and circumstances surrounding the termination of the Director's service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination. A termination of service will not be considered a Separation from Service if:

(a) the Director continues to provide services as a director of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of service (or, if in the service of the Bank less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of service (or, if less, such lesser period), or

(b) the Director continues to provide services to the Bank in a capacity other than as a director of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of service (or if in the service of the Bank less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual


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     remuneration  earned during the final three full calendar  years of service
     (or if less, such lesser period).

1.16 "Termination  for  Cause"  has  that  meaning  set  forth in  Section  5.2.

1.17 "Years of Service" means the total number of twelve-month periods during which the Director has served on the Bank's Board of Directors.

                                    Article 2
                          Distributions During Lifetime

2.1 Normal Retirement Benefit. Upon the Director reaching Normal Retirement Age while in the active service of the Bank, the Bank shall distribute to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is the greater of: (i) fifty percent (50%) of the Director's three (3) prior years average total annual or monthly Compensation; or (ii) fifty percent (50%) of any consecutive three (3) prior years average total annual or monthly Compensation.

2.1.2 Distribution of Benefit. For Directors with ten (10) Years of Service or less, the Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for ten (10) years. For Directors with more than ten (10) Years of Service, the Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for twenty (20) years.

2.2 Disability Benefit. If the Director's Disability results in Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1 Amount of Benefit.  The benefit  under this Section 2.2 is the greater of:
     (i) fifty percent (50%) of the Director's three (3) prior years average total annual or monthly Compensation; or (ii) fifty percent (50%) of any consecutive three (3) years average total annual or monthly Compensation.


2.2.2 Distribution of Benefit. For Directors with ten (10) Years of Service or less, the Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for ten (10) years. For Directors with more than ten (10) Years of Service, the Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Director's Normal Retirement Date. The annual benefit shall be paid to the Director for twenty (20) years.


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2.3  Restriction  on Timing of  Distribution.  Notwithstanding  any provision of this Agreement to the contrary, if the Director is considered a "specified employee" under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a "separation from service" under
     Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service.

                                    Article 3
                              Distribution at Death

3.1 Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit.  The benefit  under this Section 3.1 is the greater of:
     (i) fifty percent (50%) of the Director's three (3) prior years average total annual or monthly Compensation; or (ii) fifty percent (50%) of any consecutive three (3) prior years average total annual or monthly Compensation.

3.1.2 Distribution of Benefit. The Bank shall distribute the annual benefit to the Beneficiary in twelve (12) equal monthly installments payable on the first day of each month commencing with the month following the Director's death and following receipt by the Bank of the Director's death certificate. The annual benefit shall be paid to the Director's beneficiary for five (5) years.

3.2 Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.2. This benefit shall be distributed in lieu of any other benefits under this Article.

3.2.1 Amount of Benefit. The annual benefit under this Section 3.2 is the greater of: (i) fifty percent (50%) of the Director's three (3) prior years average total annual or monthly Compensation; or (ii) fifty percent (50%) of any consecutive three (3) prior years average total annual or monthly compensation.

3.2.2 Distribution of Benefit. The Bank shall pay the Beneficiary at the same time and in the same amounts they would have paid to the Director had the Director survived. The number of payments shall be the lesser of: (i) the remaining benefit payments due to the Director; or (ii) five (5) years of benefits, paid monthly.

3.3 Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Director's death certificate.

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                                    Article 4
                                  Beneficiaries

4.1 Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary (ies) to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Director participates.

4.2 Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director's beneficiary designation shall be deemed automatically revoked if the
     Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director's death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director's spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director's estate.

4.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Director's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

                                    Article 5
                               General Limitations

5.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Director's service is terminated by the Board for:

(a)  Gross  negligence or gross neglect of duties to the Bank; or
(b) Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director's service with the Bank; or
(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director's service and resulting in a material adverse effect on the Bank.

5.3 Suicide or Misstatement. No benefits shall be distributed if the Director commits suicide within three (3) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

5.4 Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

                                    Article 6
                           Administration of Agreement

6.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

6.6 Annual Statement. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a
     statement   setting  forth  the  benefits  to  be  distributed  under  this
     Agreement.


                                    Article 7
                          Claims and Review Procedures

7.1 Claims Procedure. A Director or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3 Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)  The specific reasons for the denial;
(b) A reference to the specific provisions of the Agreement on which the denial is based;
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and
(e) A statement of the claimant's right to bring a civil action following an adverse benefit determination on review.

7.2 Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

7.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5 Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)  The specific reasons for the denial;
(b) A reference to the specific provisions of the Agreement on which the denial is based;
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits; and
(d)  A statement of the claimant's right to bring a civil action.

                                    Article 8
                           Amendments and Termination

8.1 Amendment. This Agreement may be amended only by a written agreement signed by the Bank and the Director. Provided, however, that the Bank may amend this Agreement to conform with written directives to the Bank from its banking regulators.

8.2 Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefit payments under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or
     Article 3.

8.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, the Bank may make distributions in the following circumstances, in accordance with Section 409A of the Code or the regulations thereunder:

(a) Within thirty (30) days before, or twelve (12) months after a Change in Control
(b)  Upon the Bank's dissolution or with the approval of a bankruptcy court; or
(c) Upon the Bank's termination of this and all Similar Plans, provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new Similar Plans for a minimum of five (5) years following the date of such termination.

                                    Article 9
                                  Miscellaneous

9.1 Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain in the service of the Bank, nor does it interfere with the shareholder's right to discharge the Director. It also does not require the Director to remain in the service of the Bank nor interfere with the Director's right to terminate services at any time.

9.3  Non-Transferability.   Benefits  under  this  Agreement   cannot  be  sold,
     transferred, assigned, pledged, attached or encumbered in any manner.

9.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Director acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

9.6 Unfunded Arrangement. The Director and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or other informal funding asset is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim.

9.7 Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13 Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

                          The Ohio Valley Bank Company
                         -------------------------------
                          420 Third Avenue
                         -------------------------------
                          P O Box 240
                         -------------------------------
                          Gallipolis, OH 45631-0240
                         -------------------------------

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

9.14 Recovery of Estate Taxes. If the Director's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the Beneficiary is other than the Director's estate, then the Director's estate shall be entitled to recover from the Beneficiary receiving such benefit under the terms of this Agreement an amount by which the total estate tax due by the Director's estate exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person.





       IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.


DIRECTOR:                                           BANK:

                                                    THE OHIO VALLEY BANK COMPANY

/s/ Brent A. Saunders                               By:  /s/ Jeffrey E. Smith
---------------------                               -------------------------
Brent A. Saunders
                                                    Title:  President and CEO
                                                    -------------------------